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                                                                    EXHIBIT 99.1

Southfield, Michigan -- February 3, 2003 -- (NasdaqNM:FBCP) Franklin Bancorp of Southfield announced that a ribbon cutting ceremony took place on Tuesday, January 28, 2003, to formalize the opening of Franklin Bank's Troy Business Center. The ribbon, symbolically made of money, was cut by Franklin Bancorp's Chairman of the Board, David Simon, and the Honorable Mayor of Troy, Matt Pryor. Once cut, each half of the ribbon, representing a $500.00 donation each, was given to two local non-profit groups: the Troy High School Orchestra and Gilda's Club.

The new business branch reflects Franklin Bank's current plan to expand its existing regional business banking network within its primary tri-county market area. The Troy Business Center is open from 8:00 a.m. to 8:00 p.m. Monday through Friday, and offers both depository and lending services. The Business Center is located at 755 W. Big Beaver Road, Suite 101, in the Top of Troy Building.

Franklin Bancorp serves as the holding company of Franklin Bank, National Association and is headquartered in Southfield, Michigan. Franklin Bank specializes in serving small and medium-size business customers and their owners throughout the metropolitan Detroit area. Franklin Bank's executive offices, Business Center and one regional branch are located in Southfield, with additional regional branches in Birmingham, Troy and Grosse Pointe Woods. Visit Franklin's website at http://www.franklinbank.com